Exhibit 4.1

2 HANSON PLACE, 12TH FLOOR, BROOKLYN, N.Y. 11217

July 24, 2012

Hennion & Walsh, Inc.

2001 Route 46, Waterview Plaza

Parsippany, New Jersey 07054

Smart Trust, Tax Free Income Trust, Series 11

Dear Sirs:

The Bank of New York Mellon is acting as trustee for Smart Trust, Tax Free Income Trust, Series 11 set forth above (the “Trust”). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on July 24, 2012, in accordance with the valuation method set forth in the Trust Indenture and Agreement. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-182548) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

Very truly yours,

/s/ GERARDO CIPRIANO

Vice President